12

                              EMPLOYMENT AGREEMENT


         This Agreement ("Agreement"), dated the 1st day of June, 1998, is between ANTRUM INTERFACE 725 LTD. ("Company"), an Ontario corporation, THE JPM COMPANY ("JPM"), a Pennsylvania corporation, and CHARLES W. McDONALD ("Employee").
                                    RECITALS

1. Employee was previously employed by Antrum Interface 725 Ltd. ("Antrum") and was a principal stockholder of Antrum;
2. The JPM Company has acquired the entire business and assets of Antrum, which business shall be conducted as an separate subsidiary corporation of The JPM Company;
3. Employee was a key executive in Antrum with expertise in Antrum's business operations and the Company desires to assure continuance of Employee's service in connection with such business;
4. The Company desires to employ Employee, and Employee desires to perform services for the Company in a position which will allow Employee access to various trade secrets and confidential information belonging to the Company and which will require Employee to perform services of a unique and special nature; and
5. The parties agree that covenants against competition, disclosure of confidential information, solicitation of employees, and solicitation of customers is essential to the growth and stability of the business of Antrum during the first year after its acquisition by JPM and to the continuing viability of such business whenever the employment to which this Agreement relates is terminated;

         NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company hereby employs Employee and the Employee hereby accepts upon the terms and conditions contained in this Agreemen
2. Term. The term of this Agreement shall be from the date of closing until September 30, 2000 and subject to the terms and conditions hereof.
3. Duties. During the employment period, the Employee will devote his full working time and best efforts to the Company in fulfilling the duties of his position, which shall include such duties as may from time to time be assigned by the Company. The Employee shall retain the position of President of the Company until the Board of Directors of the Company decide otherwise. The Employee shall also be designated a Vice President of JPM unless and until otherwise determined by its Board of Directors.
4. Compensation.
4.1. Salary. The Employee's base salary shall be one hundred seventy-five thousand dollars ($175,000.00) (Canadian) per year payable in monthly installments, subject to increase by the Board of Directors, which shall review the salary periodically.
4.2. Benefits. Employee will be eligible to participate, to the extent it is legal and permitted by the benefit contracts, in all benefit programs as set forth in this Agreement of the Company which are in effect for its executive personnel from time to time. Employee shall be entitled each year to vacation for a period not inconsistent with the normal policy of the Company in effect from time to time, but no less than five (5) weeks per year together with the regular holidays applicable to all Antrum employees, during which period Employee's compensation shall be paid in full. If any modifications of the benefit package result in a net reduction in compensation to the Employee, the Company will pay Employee a cash bonus to make up the difference.
4.3.     Special Benefits.
4.3.1. Car. Employee shall receive a car allowance in the amount of seven thousand five hundred dollars ($7,500.00) per year.
4.3.2. Stock Options. Employee shall receive 40,000 stock options pursuant to Employee Stock Option Plan of 1995.
4.3.2.1. Employee and JPM had agreed that Employee would receive 20,000 stock options as part of the sale of Antrum and employment agreement. In order to give the Employee the option bargained for during the period of this Agreement and to comply with the Employee Stock Option Plan of 1995, it is necessary for JPM to grant an option for more than the 20,000 shares bargained for, subject to Employee's agreement to return or forfeit the additional shares. Accordingly, the Employee agrees that he will only exercise the option to purchase no more than 20,000 shares unless JPM otherwise agrees. Employee further agrees that this limitation shall be binding upon him, his heirs and assigns.
5. Acknowledgement. Employee acknowledges that the Company's business and services are highly specialized, that the identity and particular needs of the Company's customers and suppliers are not generally known and that the documents and information regarding the Company's customers, suppliers, services and methods of operation, sales, pricing and costs are highly confidential and constitute trade secrets. Employee further acknowledges that the services rendered to the Company by Employee have been or will be of a special and unusual character which have unique value to the Company and that Employee has had or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot adequately be compensated by damages in an action at law.
6. Covenant Against Competition. During the term of Employee's employment with the Company and for a period of three (3) years from the voluntary or involuntary termination of Employee's agreement with the Company for any reason whatsoever, Employee will not directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business which performs the services and/or manufactures products materially similar to or competitive with those provided by the Company in any location where the Company has had an office or has sold products or provided services to customers during the period Employee is employed by the Company, provided, however, Employee may own shares of stock in such companies so long as such shareholding constitutes less than five percent (5%) of the outstanding shares of any such company and so long as Employee's role is that of passive investor. In addition, Company may waive any restrictions hereunder, which waiver shall not be unreasonably withheld.

7. Covenant  Against  Disclosure of
Confidential Information. During the term of Employee's employment with the Company and for
--------------------------------------------------
a period of three (3) years after the termination of Employee's employment with the Company for any reason whatsoever, Employee shall not use for any purpose or disclose to any person or entity any confidential information acquired during the course of employment with the Company. Employee shall not, directly or indirectly, copy, take, or remove from the Company's premises any of the Company's books, records, customer lists, or any other documents or materials. The term "confidential information" as used in this Agreement includes, but is not limited to, records, lists, and knowledge of the Company's current and former customers, suppliers, methods of operation, processes, trade secrets, methods of determination of the prices, financial consideration, profits, sales, net income, and indebtedness.
8. Non-Solicitation of Employees. During the term of Employee's employment with the Company for a period of three (3) years from the voluntary or involuntary termination of Employee's employment with the Company for any reason whatsoever, Employee shall not either on his own account or for any person, firm, partnership, corporation, or other entity solicit, interfere with, or endeavor to cause any employee of the Company to leave his or her employment, or induce or attempt to induce, any such employee to breach his or her employment agreement with the Company.
9. Non-Solicitation of Customers. During the term of Employee's employment with the Company and for a period of three (3) years from the termination of Employee's employment with the Company for any reason whatsoever, Employee shall not solicit, induce, or attempt to induce, any past or current customer of the Company to cease doing business in whole or in part through the Company, or to do business with any other person, firm, partnership, corporation, or other entity which performs services and/or manufactures products materially similar to or competitive with those provided by the Company. Company may waive any restrictions hereunder, which waiver shall not be unreasonably withheld
10. Reasonableness of Restrictions. Employee has carefully read and considered the provisions hereof, and having done so, agrees that the restrictions set forth in Paragraphs 6 through 9 of this Agreement, including, but not limited to, the time periods of restriction in each of such paragraphs and the geographical area of restrictions set forth in Paragraphs 6, are fair and reasonable and are reasonably required for the protection of the interests of the Company.
11. Release of Covenants. Company and The JPM Company agree to automatically release Employee from the covenants set forth in paragraphs 6, 8, and 9 upon any material breach by JPM or Company under this agreement, which breach shall not have been cured by the Company or JPM within 30 days of the Company or JPM's receipt from the Employee of written notice specifying in reasonable detail the nature of Company's or JPM's breach; or Company or The JPM Company files for voluntary bankruptcy or reorganization; or upon involuntary bankruptcy petition against Company or JPM, unless dismissed within sixty (60) days of filing.
12. Compensation During Disability and Upon Death.
12.1. Compensation During Initial Disability Period. If at any time during the term of this Agreement, Employee becomes disabled or incapacitated or is unable for any reason to perform substantially his duties under this Agreement and he has not breached any of the provisions of this Agreement as set forth in paragraph 13.1.1, the Company shall continue to compensate Employee as provided in Paragraph 4, but only as to the first six months of Employee's disability or incapacitation ("the
Initial Disability Period"). To the extent any disability insurance paid by the Company or The JPM Company satisfies all or a portion of this obligation, Company shall receive credit against salary due hereunder.
12.2. Compensation After Initial Disability Period. Effective after expiration of the Initial Disability Period, the Company may, if employee is still disabled or incapacitated, at its sole option, elect to:
12.2.1. Continue payment of Employee's salary and benefits until he is able to return to work;
12.2.2. Continue payment of Employee's salary and benefits for such period greater than six months as the Company elects; or
12.2.3.  Terminate this Agreement.
12.3. Death of Employee. If Employee should die during the term of this Agreement, Employee's employment and the Company's obligations hereunder shall terminate as of the date of the Employee's death, subject to the right of his executors, successors and assigns to exercise vested option rights to which he was entitled under the Employees' Stock Option Plan of 1995.
13.      Termination.
13.1. Conditions of Termination. This agreement may be terminated as follows prior to the expiration of its stated term:
13.1.1. The Company may terminate this Agreement immediately for cause, including without limitation, fraud, misrepresentation, theft or embezzlement of the Company's assets, intentional violations of law or company policies, or a breach of this
Agreement;
13.1.2. Either the Company or the Employee may terminate this Agreement without cause upon ninety (90) days notice to the other party;
13.1.3. This agreement shall terminate in the event of death or disability of the Employee. Disability shall be the inability of the Employee to perform his duties under this agreement because of illness or incapacity for a period of six months.
13.2. Compensation Upon Termination. Upon termination of employment pursuant to this Paragraph 13, Employee shall be entitled to receive all compensation accrued and unpaid as of the date of termination. and shall further be subject to the right of his executors, successors and assigns to exercise vested option rights to which he was entitled under the Employees' Stock Option Plan of 1995.
14. Change of Control. The Employee shall be entitled to severance payments, as set forth herein, in the event of a Change in Control of the Employer or JPM and the Employee is terminated without cause by the Purchaser/Successor Employer.
14.1. Change in Control Definition. Change in Control shall mean any of the following events:
14.1.1. The sale or other disposition by the Company or JPM of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals who were the beneficial owners of the outstanding Company, or JPM, common stock and voting securities immediately prior to such sale or disposition; or
14.1.2. The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of the combined voting power of the then outstanding voting securities of the Company or JPM entitled to vote generally in the election of directors, Provided, however, that for this purpose acquisition of such a share by an employee benefit plan of the Company or JPM or a subsidiary or affiliate of the Company or JPM or a present significant shareholder (i.e., shareholder whose current holdings exceed 5% of the outstanding stock) of the Company or JPM shall not constitute a Change of Control.
14.1.3. The Company's or JPM's termination of its business and liquidation of its assets; or
14.1.4. The reorganization, merger or consolidation of the Company or JPM into or with another person or entity, by which reorganization, merger or consolidation the shareholders of the Company or JPM receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation; or
14.1.5. For the purpose of paragraph 14 and its subparts, merger, sale or acquisition of either Company or JPM by or with any other company controlled by JPM or any of its subsidiaries shall not constitute
Change of Control.
14.2. Severance Payments Upon Change of Control and Termination. In the event Employee is terminated without cause by the purchaser/successor after the Change of Control, he shall receive as severance payments:
14.2.1. One years' salary, in a lump sum within 30 days of severance, if such Change of Control occurs on or before September 1, 1999;
14.2.2. In the event the Change of Control occurs after September 1, 1999, the Employee shall receive the salary to which he would have been entitled for the period from Change of Control to September 1, 2000, which salary shall be paid in a lump sum within 30 days of severance.
14.3. Termination of Employment Prior to Change of Control. If the
Employee's employment with the Employer is terminated prior to the date on which a Change of Control occurs either
14.3.1.  By the Company other than for Cause; and
14.3.2.  It is reasonably demonstrated that termination of employment
14.3.2.1. Was at the request of the then existing Employer management team or by an Unrelated Third Party who has taken steps reasonably calculated to effect a Change of Control; or
14.3.2.2. Otherwise arose in connection with or anticipation of the Change of Control, then
14.3.3. Such a termination shall be deemed to have occurred specifically upon a Change of Control and the Employee shall be entitled to Severance Pay as provided in paragraph 14.2.
15. Rights and Remedies.
15.1. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and are of extraordinary character. Upon breach of any provision of this Agreement, either may, at its option, terminate this Agreement or elect to institute and prosecute proceedings in any court of competent jurisdiction, either in law or equity, to obtain damages, to enforce specific performance of the Agreement, to enjoin the other party as appropriate, and to recover reasonable attorney's fees and the costs of prosecuting such action.
15.2. Subject to paragraph 11, termination for any cause shall not constitute a waiver of the Company's rights under Paragraphs 6 through 9 of this Agreement (covenants against non-competition, disclosure of confidential information, and solicitation of employees and customers) nor a release of Employee from his obligation hereunder. The rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies provided by law or otherwise. A party's failure to exercise its right to terminate this Agreement or to enforce any provision of this Agreement for default or violation by the other party shall not prejudice such party's right of termination or enforcement for any further or other default or violation.
16. Miscellaneous.
16.1. Governing Law. In any action by or against The JPM Company, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provision thereof. Venue of any action brought to enforce this Agreement or relating to this Agreement shall be brought exclusively in a Pennsylvania Court of Common Pleas or the U. S.
District Court for the Middle District of Pennsylvania. In any action solely between Company and Employee, such action may be brought in the Province of Ontario.
16.2. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, JPM, and Employee, and their respective successors and assigns. The Company shall have the right to assign its rights hereunder to any successor or interest, whether by merger, consolidation, sale of assets, or otherwise, with the consent of Employee, which consent cannot be unreasonably withheld. Employee may not assign any of its rights or delegate any of its obligations under this Agreement without first obtaining written consent from the Company.
16.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of Employee, and there are no representations, warranties or commitments, except as set forth in this Agreement. This Agreement may be amended only by a writing executed by the parties of this Agreement. No valid waiver of any provisions of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement.
16.4. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any of the provisions hereof shall not affect the validity or enforceability of any other provision of this Agreement.
16.5. Notices. Any notice, request, demand or other communication made under this Agreement shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to Employee, as the case may be, or when delivered by mail at the following addresses:


If to the Company:                                    If to the Employee:

Antrum Interface 725 Ltd.                             1287 Abbey Road
1125 Squires Beach Road                               Pickering, Ontario LIX 1W5
Pickering, Ontario LIW 3T9



16.6. Effective Date. The effective date of this Agreement shall be the 1st day of June, 1998.

         IN WITNESS WHEREOF, the Company, Employee and The JPM Company have duly executed this Agreement as of the 1st day of June, 1998.


                            Antrum Interface 725 Ltd.

Attest:

                                              /s/ Charles W. McDonald

            /s/ Charles w. McDonald
                  (Corporate Seal)

                                                       The JPM Company

     Attest:
                                                       /s/ John H. Mathias

/s/ Wayne A. Bromfield
         (Corporate Seal)


Witness:                                               Employee:


  /s/ Michele D. Guy                                   /s/ Charles W. McDonald
                                                       Charles McDonald
                                                       Charles McDonald